UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 11, 2010

S&W SEED COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-34719	27-1275784
(Commission File Number)	(IRS Employer Identification No.)

25552 South Butte Avenue
Five Points, CA	93624
(Address of Principal Executive Offices)	(Zip Code)

(559) 884-2535

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Appointment of New Director

At a meeting held on June 11, 2010, the Board of Directors (the “Board”) of S&W Seed Company (the “Company”) increased the size of the Board from five to seven members and appointed Charles B. Seidler to the Board effective immediately. Mr. Seidler will serve on the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Mr. Seidler has no prior relationship with the Company, and no arrangement or understanding exists between Mr. Seidler and any other person or persons pursuant to which he was elected as a director.

For his service on the Board and the Board Committees, Mr. Seidler will be entitled to the following compensation:

(i)         A grant of options to purchase 30,000 shares of the Company’s common stock with an exercise price of $4.00 per share, which options will vest in 12-quarterly installments beginning on July 1, 2010. These grants were made under the Company’s 2009 Equity Incentive Plan on June 15, 2010.

(ii)        An annual cash retainer of $6,000 per year, plus $1,500 for each in-person board meeting, $750 for each telephonic board meeting attended and $500 for each committee meeting attended, either in person or telephonically.

A description of the Company’s 2009 Equity Incentive Plan and compensation practices for non-employee directors may be found in our final prospectus dated May 3, 2010, filed with the Securities and Exchange Commission (the “SEC”) on May 4, 2010 in connection with the Company’s initial public offering. The 2009 Equity Incentive Plan is attached as an exhibit to the registration statement on Form S-1 filed with the SEC on January 29, 2010.

A copy of the Company’s press release announcing Mr. Seidler’s election to the Company’s board of directors is furnished as Exhibit 99.1 to this report.

Item 9.01.                                Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit	Description

99.1	Press Release of S&W Seed Company dated June 17, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

S&W SEED COMPANY

By:	/s/ Matthew K. Szot
Matthew K. Szot
Vice President Finance and Chief Financial Officer

Date: June 17, 2010